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                                  EXHIBIT 10.83

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       GLOBAL COMMUNICATIONS OF NY, INC.,

                             FIDELITY HOLDINGS, INC.

                                       AND

                                    IG2, INC.

                              Dated March 27, 2001
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of March 27, 2001 by and among GLOBAL COMMUNICATIONS OF NY, INC., a New York corporation (the "PURCHASER"), FIDELITY HOLDINGS, INC., a Nevada corporation (the "SELLER") and IG2, INC., a Delaware corporation ("IG2").


                              W I T N E S S E T H :

         WHEREAS, the Seller is the owner of 41,873,882 shares (the "SHARES") of common stock, $.0001 par value per share (the "COMMON STOCK"), of IG2; and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller all of the Shares, pursuant to the provisions of this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         SECTION 1. PURCHASE AND SALE OF THE SHARES

         SECTION 1.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions herein stated, the Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as hereafter defined), and the Purchaser agrees to purchase from the Seller on the Closing Date, the Shares, for a purchase price equal to: (i) a senior subordinated secured promissory note (the "NOTE") (as more fully described in Section 1.2.2 herein); (ii) the Global Shares (as defined in Section 1.2.1 herein); and (iii) the assumption of the Fidelity Liabilities (as defined in Section 1.2.3 herein). The Note, the Global Shares and the Fidelity Liabilities are collectively referred to herein as the "PURCHASE PRICE."

         SECTION 1.2 PURCHASE PRICE.

         1.2.1 Global Shares. As part of the Purchase Price, at Closing, the Purchaser shall deliver to Littman Krooks & Roth, P.C. (the "ESCROW AGENT"), pursuant to an escrow agreement among the Seller, the Purchaser and the Escrow Agent (the "ESCROW AGREEMENT"), in the form attached as Exhibit A, a certificate representing that certain number of Series A Preferred Stock, at a stated par value per share, of the Purchaser, with such rights and designations as described in SCHEDULE 1.2.1 herein, equal to 10% of the capital stock of the Purchaser, on as "as-converted" basis (the "POSITION") as of the Closing Date (the "GLOBAL SHARES"). The Seller shall have the right to participate in future financing of the Purchaser, if any, on the same terms and conditions as offered to third parties, to maintain the Position. Additionally, at Closing, the Seller shall deliver the Shares to the Escrow Agent. The Global Shares and the Shares shall be held by the

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Escrow Agent until the exercise of the Call (as defined in Section 1.4 herein)
or until the achievement of the Effective Date (as defined in Section 1.4 herein).

         1.2.2 Note. As part of the Purchase Price, at Closing, the Purchaser shall deliver to the Seller the Note in the aggregate principal amount equal to
(a) three million dollars ($3,000,000) less (b) an amount equal to the sum of all IG2 Liabilities (as defined in Section 4.5 herein) as of the Closing Date, as set forth on SCHEDULE 1.2.2 herein, less (c) any unpaid Fidelity Liabilities (as defined in Section 1.2.3 herein) less (d) the cost of the Audit (as described in Section 3.2 herein). Principal on the Note shall bear interest at a rate of eight and one-half (8 -1/2%) percent per annum. Principal and interest on the Note shall be payable in equal payments every three months in arrears for forty-eight (48) months beginning on the first anniversary of the Closing Date, with such pre-payment provisions as described in the Note. The indebtedness evidenced by the Note and the payment of the principal and interest thereof shall be senior to, and have priority in right of payment over, any and all other indebtedness of the Purchaser, except in connection with any extension of credit to the Purchaser by equipment vendors (including loans, lines of credit, guarantees or other financing arrangements) ("SENIOR INDEBTEDNESS"). The Purchaser shall, and shall have IG2, grant a lien on and security interest in all of its and IG2's assets, subject to a senior lien by holder(s) of Senior Indebtedness, as well as pledge the Shares as collateral security for the due payment and performance of all indebtedness, liabilities and obligations under the Note, as set forth in a security agreement between the Purchaser and the Seller, a security agreement between IG2 and the Seller (the "SECURITY AGREEMENTS"), and a pledge agreement between the Purchaser and Seller (the "PLEDGE AGREEMENT") and execute one or more financing statements pursuant to the Uniform Commercial Code thereunder.

         1.2.3. Fidelity Liabilities. As part of the Purchase Price, at Closing, the Purchaser shall assume, pay and discharge certain of the Seller's liabilities (the "FIDELITY LIABILITIES"), as set forth in SCHEDULE 1.2.3 herein, and subject to the terms and conditions of that certain Assignment and Assumption Agreement of even date herewith between the Purchaser and the Seller. If the Purchaser settles or compromises any of the Fidelity Liabilities, the Purchaser will use its commercial reasonable efforts to obtain a discharge and release in favor of the Seller for such liability at such time.

         SECTION 1.3 REVIEW PERIOD. Within thirty (30) days of the Closing Date (the "REVIEW PERIOD"), the Purchaser shall provide the Seller with written assurance (the "ASSURANCE") that it has obtained bridge financing or a firm commitment for bridge financing of not less than $500,000 (the "BRIDGE FINANCING"), on terms reasonably satisfactory to the Seller.

         SECTION 1.4 CALL OPTION. The Seller shall have five (5) business days from delivery of the Assurance to accept or reject the terms of the Bridge Financing (the "FINANCING REVIEW PERIOD"). If the Seller does not respond to the Assurance within the Financing Review Period, the Bridge Financing shall be deemed accepted by the Seller. If the Seller is not reasonably satisfied with the terms of Bridge Financing, it shall so notify the Purchaser within the Financing Review Period. The Seller shall then have the right, within thirty
(30) days after the Financing Review Period (the "CALL"), upon giving written notice thereof to the Purchaser and the Escrow Agent, to purchase back the Shares from the Purchaser. If the Call is made by the Seller, (i) the Shares shall

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be returned to the Seller, (ii) the Note shall be canceled and rendered null and void, (iii) the Escrow Agent shall release the Global Shares to the Purchaser,
(iv) the Purchaser may rescind the assumption of the Fidelity Liabilities pursuant to the Assumption Agreement and (v) any IG2 Liabilities and/or Fidelity Liabilities paid by the Purchaser from the Closing Date to a Call shall be repaid by the Seller. If the Seller does not exercise the Call (the "EFFECTIVE DATE"), the Escrow Agent shall release the Global Shares to the Seller and the Call shall expire. If a Call is made by the Seller, all of the directors of IG2 shall resign from their respective positions as members of IG2's board of directors. The Call shall also expire without any further action by either party if the entire principal and interest on the Note is paid in full during the Financing Review Period.

         SECTION 2. CLOSING

         SECTION 2.1 CLOSING. The Closing under this Agreement (the "CLOSING") shall take place at 1:00 P.M. on March 27, 2001, at the offices of Littman Krooks & Roth P.C., 655 Third Avenue, New York, New York 10017, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto. Such date is herein referred to as the "CLOSING DATE."

         SECTION 3. ADDITIONAL AGREEMENTS

         SECTION 3.1 SEPARATION AND RELEASE AGREEMENT. The Seller and IG2 shall have entered into a Separation and Release Agreement with Kimberly Peacock pursuant to the terms of that certain memorandum of understanding dated December 28, 2000. Pursuant to the Settlement and Release Agreement, Kimberly Peacock shall release the Seller, IG2 and all shareholders, employees, owners, attorneys, accountants, affiliates, officers, past and present directors, parents, subsidiaries, agents, successors, assigns, predecessors, heirs, executors, legatees, administrators and related parties thereof from any and all claims, charges, complaints, promises, agreements, liens, actions, suits, debts, demands, controversies, and causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown suspected or unsuspected, fixed or contingent, arising out of her employment with the Seller and its affiliates.

         SECTION 3.2 FINANCIAL STATEMENTS. IG2 shall engage BDO Siedman LLP or another independent accounting firm to provide, at the Seller's cost, audited financial statements for IG2 (the "AUDIT"). Upon evidence of payment in full of the Audit, the cost thereof shall be deducted from the principal amount of the Note.

         SECTION 3.3 FURTHER COOPERATION. Both parties shall use their commercial reasonable efforts to assist the Purchaser is obtaining consents and assignments, if any, of the agreements reflected on SCHEDULE 3.3 herein for the benefit of the Purchaser, and coordinate efforts with respect to any matters regarding post-Closing insurance coverage of IG2.

         SECTION 3.4 SUBSIDIARY TRANSFER AGREEMENT. The Seller shall enter into an Agreement with IG2, in which IG2 will sell, convey, assign, transfer and deliver to Fidelity (i) 95% of the total issued and outstanding shares of common stock of C.B.S. Computer Business Sciences Ltd., an Israeli company, (ii) 100% of the total issued and outstanding shares of 786710 Ontario Ltd., a

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Canadian company, (iii) 100% of the total issued and outstanding shares of ICS
Globe, Inc., a Delaware corporation, and (iv) 100% of the total issued and outstanding shares of International Calling Services, a New York corporation.

         SECTION 3.5 PEACOCK LIABILITIES. If a dispute arises relating to any IG2 Liability not included on SCHEDULE 1.2.2 herein (a "DISPUTED LIABILITY") regarding its classification as an IG2 Liability or a Peacock Liability (as described in Section 8.2 herein) and whether indemnification pursuant to Section 8 will be afforded, the party disputing the Disputed Liability shall so notify the other party in writing within ten (10) days following the appearance of a Disputed Liability and the parties will use all reasonable efforts to resolve any such dispute. If such dispute cannot be promptly resolved (but in any event within five (5) days (the "FIRST PERIOD")) after submission of the written objections by the disputing party, the Purchaser and the Seller shall submit the matter to an arbitrator mutually acceptable to them and selected within five (5) days following the First Period (the "SECOND PERIOD") to discern the classification of the Disputed Liability; provided, however, that if no arbitrator is selected during the Second Period, then either party may submit a request to the American Arbitration Association ("AAA") to select an arbitrator who shall then resolve the dispute within twenty (20) days following the date of such request. The resolution of the dispute by an arbitrator selected by the parties or by the AAA, as the case may be, will be conclusive and binding upon the parties hereto, notwithstanding any later allegation or determination of error, mistake or miscalculation, whether willful or negligent, by any person, in connection with the determination made by such arbitrator. Fees and expenses of such arbitrator selected by the parties or the AAA, as the case may be, will be paid by the party whose position as to the Disputed Liability is inconsistent with that of the arbitrator's.

         SECTION 4. REPRESENTATIONS OF THE SELLER

         The Seller hereby represents, warrants and agrees to and with the Purchaser as follows:

         SECTION 4.1 EXISTENCE AND GOOD STANDING. Based on a good standing certificate provided by the Delaware Secretary of State, IG2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware as of March 19, 2001.

         SECTION 4.2 EXECUTION AND VALIDITY OF AGREEMENT. The Seller has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Seller, and this Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or
(b) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.


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         SECTION 4.3 SHARE OWNERSHIP. The Seller is the owner of the Shares, free of Liens and preemptive rights, with no personal liability attaching to the ownership thereof, except as such liability may be imposed pursuant to applicable laws.

         SECTION 4.4 NO OPTIONS. There are no outstanding subscriptions, options, rights, warrants, calls, commitments, understandings, arrangements, plans or other agreements of any kind to acquire the Shares from IG2 or to any third party and there are no agreements or understandings with respect to the sale or transfer of any Shares, except as contemplated hereby.

         SECTION 4.5 LIABILITIES. Except as reflected on SCHEDULE 1.2.2 attached hereto, the Seller is unaware of any outstanding claims, liabilities or indebtedness of any nature whatsoever of IG2 as of the Closing Date (the "IG2 LIABILITIES"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due.

         SECTION 4.6 BROKERS' AND FINDERS' FEE. Except for the finders fee to be paid to Richard Rozzi by the Seller, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Seller in connection therewith based on any agreement, arrangement or understanding with any of them.

         SECTION 4.7 ABSENCE OF LITIGATION. Except as reflected on SCHEDULE 4.7 attached hereto, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Seller, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Seller, threatened against IG2 or any of its properties or rights.

         SECTION 4.8 CAPITALIZATION. The capitalization of IG2 as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to convertible securities, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock is set forth on SCHEDULE 4.8 attached hereto.

         SECTION 5. REPRESENTATIONS OF THE PURCHASER

         The Purchaser hereby represents, warrants and agrees to and with the Seller as follows:

         SECTION 5.1 EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

         SECTION 5.2 EXECUTION AND VALIDITY OF AGREEMENT. The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the

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consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser, and this Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms.

         SECTION 5.3 NO RESTRICTIONS. There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("GOVERNMENTAL OR REGULATORY AUTHORITY"), and no legal, administrative or arbitration proceeding pending or, to the Purchaser's knowledge, threatened against the Purchaser with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         SECTION 5.4 NON-CONTRAVENTION; APPROVALS AND CONSENTS.

         5.4.1 Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) result in the violation by the Seller of any statute, law, rule, regulation or ordinance (collectively, "LAWS"), or any judgment, decree, order, writ, permit or license (collectively, "ORDERS") or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind (collectively, "CONTRACTS") to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

         5.4.2 Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the Purchaser's execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder or the Purchaser's consummation of the transactions contemplated hereby.

         SECTION 5.5 ABSENCE OF LITIGATION. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its properties or rights with respect to this Agreement or the transactions contemplated hereby.


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         SECTION 5.6 BROKERS' AND FINDERS' FEES. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or any of its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by the Purchaser or any of its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

         SECTION 5.7 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made in reliance upon the Purchaser's representation to the Seller, which by the Seller's execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling or otherwise distributing the same. The Purchaser represents that it has full power and authority to enter into this Agreement. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

         SECTION 5.8 ACCREDITED INVESTOR STATUS. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"). In addition, the Purchaser (i) has the ability to bear the economic risks of such prospective investment, including a complete loss of such prospective investment; (ii) has been furnished with and has had access to such information as the Purchaser has considered necessary to make a determination as to the purchase of the Shares together with such additional information as is necessary to verify the accuracy of the information supplied; (iii) has had all questions which it has asked satisfactorily answered by the Seller; and (iv) has not been offered the Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

         SECTION 5.9 INFORMATION. The Purchaser and its counsel have been furnished all materials relating to the business, management, finances and operations of IG2 and materials which have been specifically requested by the Purchaser or its counsel. The Purchaser and its counsel have been afforded access and the opportunity to ask questions of IG2 and have received what the Purchaser believes to be satisfactory answers to any such inquiries. Although neither such inquiries nor any other due diligence investigation conducted by the Purchaser or its counsel or any of its representatives shall modify, amend or affect the Purchaser's right to rely on the Seller's limited representations and warranties contained herein, the Purchaser acknowledges and agrees that it has conducted its own due diligence investigation of IG2. The Purchaser understands that its investment in the Shares involves a high degree of risk.

         SECTION 5.10 KNOWLEDGE OF BUSINESS. Principals of the Purchaser have been primarily responsible for the operations and business of IG2 since its inception. The Purchaser fully understands the operations and business of IG2, including license and technology issues relevant to IG2's business, and has such knowledge and experience in its operations as to not require any representations or advice from any parties, including the Seller, as to the business and operations of IG2.


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         SECTION 5.11 GOVERNMENTAL REVIEW. The Purchaser understands that no
United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         SECTION 5.12 RESTRICTED SECURITIES. The Purchaser understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

         SECTION 5.13 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for any of the Shares, and that the Seller has made no assurances that a public market will ever exist for the Shares.

         SECTION 5.14 LEGENDS. The Purchaser understands that the Shares shall bear a restrictive legend in substantially the following form:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States. The securities represented hereby may not be offered or sold in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred under an available exemption from the registration requirements of those laws.

         SECTION 5.15 KNOWLEDGE AND EXPERIENCE. The Purchaser has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it to evaluate the merits and risks of an

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\investment in the Shares and in IG2 and to make an informed investment decision with respect thereto. The Purchaser is not relying on the Seller or IG2 or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Shares, and the Purchaser has relied on the advice of, or has consulted with, only his own advisors. The Purchaser has significant prior investment experience, including investment in non-listed and non-registered securities. The Purchaser is knowledgeable about investment considerations in development-stage companies. The Purchaser has a sufficient net worth to sustain a loss of its entire investment in the IG2 in the event such a loss should occur. The Purchaser's overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Shares will not cause such commitment to become excessive. The investment is a suitable one for the Purchaser.

         SECTION 5.16 NO NEED FOR LIQUIDITY. The Purchaser has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Shares for an indefinite period of time.

         SECTION 6. CONDITIONS OF PURCHASER'S OBLIGATIONS AT CLOSING

         The obligations of the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, which conditions may be waived by the Seller:

         SECTION 6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained herein shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

         SECTION 6.2 PERFORMANCE. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         SECTION 6.3 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful transfer of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

         SECTION 6.4 CERTIFIED RESOLUTIONS. The Purchaser shall have delivered to the Seller a copy of the resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers.

         SECTION 6.5 DELIVERY OF NOTE AND GLOBAL SHARES. The Purchaser shall have delivered the Note to the Seller and Global Shares to the Escrow Agent as specified in Section 1.

         SECTION 6.6 SECURITY AGREEMENTS. The Purchaser shall have entered into the Security Agreements referred to in Section 1.2.2.


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         SECTION 6.7 PLEDGE AGREEMENT. The Purchaser shall have entered into the
Pledge Agreement referred to in Section 1.2.2.

         SECTION 6.8 ASSUMPTION AGREEMENT. The Purchaser shall have entered into the Assumption Agreement referred to in Section 1.2.3.

         SECTION 6.9 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller shall have received copies of all such documents and other evidences as his counsel reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         SECTION 7. CONDITIONS OF SELLER'S OBLIGATIONS AT CLOSING

         The obligations of the Seller under this Agreement is subject to the fulfillment on or before the Closing, which conditions may be waived by the
Seller:

         SECTION 7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained herein shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

         SECTION 7.2 PERFORMANCE. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         SECTION 7.3 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful transfer of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

         SECTION 7.4 SURRENDER AND ISSUANCE OF CERTIFICATES. The Seller shall have delivered to the Purchaser certificates representing the Shares, together with such other documents and instruments, if any, as may be necessary to permit the Purchaser to acquire the Shares, free and clear of any and all Liens or voting or other restrictions of any kind whatsoever adverse to the Purchaser.

         SECTION 7.5 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         SECTION 7.6 RESIGNATIONS. The directors of IG2, except for Kimberly Peacock, shall resign from the board of directors of IG2.

         SECTION 8. SURVIVAL; INDEMNIFICATION

         SECTION 8.1 SURVIVAL. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. The respective representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing.

         SECTION 8.2 OBLIGATION OF THE SELLER TO INDEMNIFY. The Seller hereby agrees, to indemnify the Purchaser and its affiliates, shareholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually a "PURCHASER INDEMNIFIED Party" and collectively, the "PURCHASER INDEMNIFIED PARTIES") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses'
fees) of whatever kind and nature (collectively, "LOSSES"), that may be imposed on or incurred by the Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained herein or in any certificate delivered by the Seller at the Closing; (b) any breach or failure by the Seller to comply with, perform or discharge any obligation, agreement or covenant by the Seller contained in this Agreement; or (c) any IG2 Liability not included on SCHEDULE
1.2.2 herein, except those IG2 Liabilities not included on SCHEDULE 1.2.2 which were incurred prior to the Closing Date by Kimberly Peacock (or incurred by IG2 with her knowledge) on behalf of IG2 (the "PEACOCK LIABILITIES"). The term "Losses" as used in this Agreement is not limited to matters asserted by third parties against a Purchaser Indemnified Party, but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of third party claims.

         SECTION 8.3 OBLIGATION OF THE PURCHASER TO INDEMNIFY. The Purchaser hereby agrees to indemnify the Seller and its affiliates, shareholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Seller and their affiliates against, and to protect, save and keep harmless the Seller from, and to pay on behalf of or reimburse the Seller as and when incurred for, any and all Losses that may be imposed on or incurred by the Seller as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained herein or in any certificate delivered by the Purchaser at the Closing; (b) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement; or (c) any unpaid Fidelity Liabilities.

         SECTION 8.4 INDEMNIFICATION PROCEDURES.

         8.4.1 Non-Third-Party Claims. In the event that any Person entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 8.4.2), against which a Person is required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within 30 days of receipt of written notice of such claim, setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 8.4.1, or once any dispute under this Section 8.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 8.6.1, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

         8.4.2 Third-Party Claims. (a) In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "THIRD PARTY CLAIM") against an Indemnifying Party, the Indemnified Party shall give written notice to the Indemnifying Party (the "CLAIMS NOTICE") within 20 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within 20 days after receipt from the Indemnified Party of the Claims Notice, which Defense Notice shall specify the counsel it will appoint to defend such claim ("DEFENSE COUNSEL"), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

         (b) In the event that the Indemnifying Party within such 20 day period fails to give the Defense Notice, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without prior consent of the Indemnifying Party and subject to the provisions of Section 8.6.1, the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

         (c) In the event that the Indemnifying Party disputes the claim for indemnification against it, such Indemnifying Party shall notify the Indemnified Party to such effect within 20 days after receipt of the Claims Notice (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim). In such event the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, with the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), and, once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified and Indemnifying Party, subject to the provisions of Section 8.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all reasonable costs, expenses, settlement amounts or other Losses paid or incurred by the Indemnified Party in connection with such Third Party Claim.

         (d) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered a Defense Notice, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld for any reason if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

         (e) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Indemnified Party and its affiliates relating to the claims underlying the offer of settlement and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

         (f) Notwithstanding clause (c) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified

Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party or (iii) if such Third Party Claim would impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder; provided, however, the Indemnified Party will not settle the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

         (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

         SECTION 8.5 LIMITATIONS ON AND OTHER MATTERS REGARDING INDEMNIFICATION.

         8.5.1 Indemnity Cushion and Cap. Subject to Section 8.5.2, the Seller shall not have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Sections 8.2 until such time as the amount of such liability shall exceed (i) $75,000 (in which case the Seller shall be liable for all Losses in excess of such amount). Notwithstanding anything to the contrary herein, subject to Section 3.5, the maximum aggregate liability of the Seller for indemnity payments under Sections 8.2 shall be equal to an amount equal to the IG2 Liabilities as of the Closing Date.

         8.5.2 Termination of Indemnification Obligations of the Seller. The obligation of the Seller to indemnify under Section 8.2 hereof shall terminate on March 27, 2002, except as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification on or prior to such date. The obligation to indemnify referred to in the preceding sentence shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

         8.5.3 Termination of Indemnification Obligations of the Purchaser. The obligation of the Purchaser to indemnify under Section 8.3 hereof shall terminate on March 27, 2002 except as to matters as to which the Seller has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is resolved and any obligations with respect thereto are fully satisfied and except to any Fidelity Liability, which shall continue to survive.

         8.5.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Section 8 may be treated by the parties as an adjustment to the Note.

         SECTION 9. MISCELLANEOUS

         SECTION 9.1 EXPENSES. Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Seller, on the other hand, hereto shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

         SECTION 9.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

         SECTION 9.3 "PERSON" DEFINED. "PERSON" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

         SECTION 9.4 "KNOWLEDGE" DEFINED. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Seller, such term shall be limited to the actual knowledge of the executive officers of Seller and unless otherwise stated such knowledge that would have been discovered by such executive officers after reasonable inquiry. Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, such term shall be limited to the actual knowledge of the executive officers of the Purchaser and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

         SECTION 9.5 "AFFILIATE" DEFINED. As used in this Agreement, an "AFFILIATE" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

         SECTION 9.6 CAPTIONS. The Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 9.7 PUBLICITY. No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Seller, except, with respect to the Seller, or required by federal securities laws.

         SECTION 9.8 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

         If to the Purchaser, addressed to:

                  Global Communications of NY, Inc.
                  50-18 196th Street
                  Kew Gardens, NY 11415
                  Attention: Kimberly Peacock, chief Executive Officer
                  Fax:  (917) 229-0550

                  with a copy to:

                  Gargill, Sassoon & Rudolph LLP
                  92 State Street
                  Boston, MA 02109
                  Attention: Lewis A. Sassoon, Esq.
                  Fax: (617) 227-0313

         If to the Seller, addressed to:

                  Fidelity Holdings, Inc.
                  80-02 Kew Gardens Road, Ste 5000
                  Kew Gardens, New York 11415
                  Attention: Bruce Bendell, Chief Executive Officer
                  Fax: (718) 793-2455

                  with a copy to:

                  Littman Krooks & Roth P.C.
                  655 Third Avenue, 20th Floor
                  New York, New York 10017-5617
                  Attention: Mitchell C. Littman, Esq.
                  Fax: (212) 490-2990

         SECTION 9.9 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         SECTION 9.10 SEVERABILITY. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

         SECTION 9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

         SECTION 9.12 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 9.13 AMENDMENTS. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

         SECTION 9.14 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

         SECTION 9.15 USE OF TERMS. Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

         SECTION 9.16 "LIENS" DEFINED. With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement, on the day and year first above written.

                                   GLOBAL COMMUNICATIONS OF NY, INC.

                                   BY: _________________________________________
                                       KIMBERLY PEACOCK, CHIEF EXECUTIVE OFFICER

                                   FIDELITY HOLDINGS, INC.

                                   BY: _________________________________________
                                       BRUCE BENDELL, CHIEF EXECUTIVE OFFICER

                                   IG2, INC.

                                   BY: _________________________________________